UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:  June 23, 2010
(Date of earliest event reported)

VASOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18105	11-2871434
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

180 Linden Avenue, Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(516) 997-4600

_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
[ ]	Pre-commencement to communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02	Department of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)                      On June 23, 2010, the Board of Directors of the Company approved a reorganization of its Board of Directors as follows:

(i)           Abraham E. Cohen, who has served as Chairman of the Board of the Company for 15 years, resigned his position and Simon Srybnik has been appointed Acting Chairman of the Board.

(ii)           Dr. John C. K. Hui, the Company’s founder and Chief Technology Officer, resigned his position from the Board.  Dr. Hui will continue as Chief Technology Officer and will also serve as Chairman of the Company’s new Advisory Committee.

(iii)           Photios T. Paulson, who had previously served the Company as its President and Chief Executive Officer during its history, tendered his resignation as a director.  Mr. Paulson also served on the Audit and Compensation committees.

The Board noted the contributions to the Company made by Abraham E. Cohen, Dr. John C. K. Hui and Photios T. Paulson.

 (d)           Effective June 23, 2010, William Dempsey, has been appointed to the Board of Directors of the Company.  Mr. Dempsey is an independent director under current SEC rules and regulations.

Mr. Dempsey is a former owner and Managing Director of Cardiac Services Ireland Ltd., a healthcare and distribution company in Ireland and the UK.  He has over 30 years experience in the healthcare and distribution market in Ireland.  Mr. Dempsey successfully built and grew Cardiac Services Ireland Ltd., into one of the country’s leading suppliers of cardiology, anesthesia, imaging, fetal and obstetrical patient monitoring and resuscitation products.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2010	VASOMEDICAL, INC. By: /s/ Jun Ma Jun Ma President and Chief Executive Officer